Exhibit 99.1

Recruiter.com Expands Board with Experts in Artificial Intelligence and Corporate Finance

Announces the Appointment of Deborah Leff and Nick Florio as Independent Directors

Recruiter.com Group, Inc. (OTCQB: RCRT), a leading hiring platform, has announced today that Deborah Leff, Global Leader and Industry CTO for Data Science and Artificial Intelligence ("AI") at IBM and Nick Florio, CPA, and founder of Strategic Staffing Concepts with over 30 years of M&A experience, have been appointed as independent directors of the Company.

"We are thrilled to welcome such talented professionals to the Recruiter.com board of directors," said Evan Sohn, Executive Chairman of Recruiter.com. "Deborah, an acknowledged thought leader in AI and data science, will help steer our AI-enabled product roadmap and evaluate technology opportunities. Nick's appointment will further support our efforts to uplist on a major exchange such as NASDAQ, augment our governance and audit functions, and evaluate strategic acquisitions and partnerships. Recruiter.com takes a big step toward its vision to be a leading recruiting platform with the appointment of these incredible talents."

Deborah Leff

Deborah is a leading expert in outcome-driven business transformation. She is a proven advisor to senior executives on successfully identifying, prioritizing, and delivering on strategic AI initiatives that impact their most critical business objectives. As the Global Leader and Industry CTO of Data Science and AI at IBM, Deborah worked with senior leaders of Fortune 1000 companies, helping them gain critical insights from data to drive improved customer experience and optimized business operations.

Before joining IBM, she was the SVP of Business Development at Gypsii, a provider of geosocial networking applications and services, and was the VP of Sales at Kadient, Inc. She founded Girls Who Solve a STEM program conceived as enrichment education designed to spark interest in technology and data science outside of coding.

Nicholas Florio

Mr. Florio has spent the past 30 years providing business consulting and financial advice to various private and public staffing businesses. As a former Partner of Citrin Cooperman & Company, LLP, one of New York's top accounting firms, Mr. Florio provided extensive experience in direct-hire, staffing, executive search, and outsourcing models, as well as M&A advisory services. Mr. Florio was a long-standing member of the firm's Executive Committee t. He .and was the Partner-In-Charge of the firm’s Employment and Staffing practice area for 30 years. In 2019, Mr. Florio retired from Citrin Cooperman and founded Strategic Staffing Consultants to continue with his service to the staffing industry. Mr. Florio also co-founded and served as the President of the New York Staffing Association (NYSA) industry partner group and was a board member of the New Jersey Staffing Alliance (NJSA), as a representative industry partner. He lectures extensively on various tax and business topics and frequently speaks and is quoted on the financial aspects of running and financing recruitment and staffing companies. Mr. Florio graduated from Pace University and is a member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Recruiter.com Group, Inc.

Recruiter.com is a hiring platform for the world's largest network of small and independent recruiters. Recruiter.com empowers businesses to recruit specialized talent faster with virtual teams of recruiters and AI job-matching technology. Visit https://www.recruiter.com.

For investor information, visit https://www.recruiter.com/investors.html.

Please follow social media channels for additional updates:

●	LinkedIn Recruiter Network Group: http://www.linkedin.com/groups/42370/
●	LinkedIn Company Page: http://www.linkedin.com/company/1240434
●	Twitter Company Page: https://twitter.com/recruiterdotcom
●	Facebook Company Page: https://www.facebook.com/RecruiterDotCom

Company Contact:

Recruiter.com Group, Inc.

Phone: (855) 931-1500

Investor Relations:

Dave Gentry

RedChip Companies, Inc.

Phone: (407) 491-4498

dave@redchip.com

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the anticipated results of the board appointments, state of the job market, and the future demand for talent. The words "forecasts" "believe," "may," "estimate," "continue," "anticipate," "intend," "should," "plan," "could," "target," "potential," "is likely," "will," "expect" and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and commercial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include continued demand for professional hiring, the accuracy of the Recruiter Index® survey, the impact of the COVID-19 pandemic on the job market and the economy as virus levels are again rising in many states, and the Risk Factors contained within our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2019. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and we can't predict all of them. We undertake no obligation to update any forward-looking statements publicly, whether as a result of new information, future developments, or otherwise, except as required by law.